Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Quantum-Si Incorporated on Form S-1, of our report dated May 10, 2021, relating to the financial statements of HighCape Capital Acquisition Corp. (as restated) as of December 31, 2020 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from June 10, 2020 (inception) through December 31, 2020, which are contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
July 2, 2021